FIRST AMENDMENT TO AGREEMENT FOR
PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “First Amendment”) is entered into as of October 19, 2007 (the “Effective Date”), by and between NORTHMEADOW PARKWAY, LLC, a Georgia limited liability company (“Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following Recitals:

R E C I T A L S

A. Seller and Buyer have previously entered into that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated October 9, 2007 (the “Purchase Agreement”), wherein Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, that certain “Property” more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

B. During the Due Diligence Period (as defined in the Purchase Agreement), the parties discovered a rental increase discrepancy in that certain Lease dated October 20, 2003, by and between Seller, as landlord, and Cardiology of Georgia, PC, as tenant.

C. Seller and Buyer desire by this First Amendment to amend the Purchase Agreement in order to (i) adjust the Purchase Price (as defined in the Purchase Agreement) and account for the rental increase discrepancy and (ii) further amend, modify and supplement the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Definitions. All initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. As of the Effective Date, all references to “the Agreement” or “this Agreement” in the Purchase Agreement and in this First Amendment shall mean and refer to the Purchase Agreement as amended by this First Amendment unless the context clearly indicates otherwise.

2. Purchase Price. Notwithstanding anything to the contrary contained in the Purchase Agreement, as of the Effective Date, the Purchase Price is amended to mean and refer to an amount equal to Eleven Million Eight Hundred Fifty Thousand and No/100 Dollars ($11,850,000.00).

3. Effect of this First Amendment. Except as amended and/or modified by this First Amendment, the Purchase Agreement is hereby ratified and confirmed and all other terms of the Purchase Agreement are and shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Purchase Agreement, the provisions of this First Amendment shall control. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Purchase Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

4. Counterparts. This First Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized representatives as of the Effective Date.

SELLER:

NORTHMEADOW PARKWAY, LLC,
a Georgia limited company

By: CROSSGATE PARTNERS, LLC,

a Georgia limited liability company,

its Manager

By: /s/ Randy Moore

Randy Moore, Manager

BUYER:

TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President